Exhibit 99.1

BRIGGS & STRATTON CORPORATION ANNOUNCES ACTIONS TO ADJUST SNAPPER RESIDENTIAL PRODUCT OFFERINGS AND CONSOLIDATE MANUFACTURING FACILITIES; PRELIMINARY FOURTH QUARTER SALES INCREASE 4%

MILWAUKEE, July 10, 2014 /PRNewswire/ -- Briggs & Stratton Corporation (NYSE: BGG) announced today that beginning in the 2016 lawn & garden season, it will narrow its assortment of lower-priced Snapper consumer lawn and garden equipment and consolidate its products manufacturing facilities in order to further reduce costs.  The Company will continue to focus on premium residential products to customers through its Snapper and Simplicity brands and commercial products through its Snapper Pro and Ferris brands.  The Company will close its McDonough, Georgia location and consolidate production into existing facilities in Wisconsin and New York.  Production of pressure washers, snow throwers and lawn tractors will move to its Wauwatosa, Wisconsin manufacturing facility, and production of zero-turn lawnmowers will be moved to its Munnsville, New York facility.  Production is estimated to be completed in McDonough and transitioned to the other facilities during the first quarter of calendar 2015.  The Company's dealer product offerings under the Snapper Pro, Simplicity and Ferris brands as well as sales of Snapper and Murray branded lawn and garden products at Walmart are unaffected by these announcements.
"While we have seen improved sales of our lawn and garden equipment during our fiscal 2014, in an effort to improve the operating performance of our Products business, we believe it is necessary to simplify our Snapper product line, reduce our offerings of certain low volume and lower-priced Snapper lawn and garden products and reduce the related manufacturing capacity and expenses," commented Todd J. Teske, Chairman, President & Chief Executive Officer of Briggs & Stratton Corporation.  "We will continue executing our strategy to focus on those premium products that generate higher margins and returns for our shareholders," continued Teske.
The McDonough, Georgia facility currently manufactures pressure washers, snow throwers, zero-turn lawn mowers and smaller lawn and garden tractors.  These changes will affect approximately 475 employees over the course of the next several months. The Company will provide assistance programs, continued benefits and outplacement services to the affected employees.  Moving production of pressure washers, riding lawn tractors and snow throwers to the Wauwatosa, Wisconsin facility will add approximately 220 new full time positions and up  to approximately 150 temporary seasonal employees.  Employment at the Munnsville, New York facility is estimated to remain at current levels.
The Company anticipates total restructuring charges related to these actions of approximately $30 to $37 million, including non-cash write-downs of approximately $15 to $20 million, to be recorded during fiscal 2015.  Total cash costs related to these actions are anticipated to be approximately $15 to $17 million, with the majority of the cash costs being incurred in fiscal 2015.  Total annual cost savings as a result of these actions are anticipated to be approximately $15 to $20 million with approximately $5 million to $7 million expected to be realized in fiscal 2015 and the remainder realized in fiscal 2016 upon completion of the transition in the fourth quarter of fiscal 2015.   Products segment sales are estimated to be lower by approximately $20 to $25 million in fiscal 2015 and $35 to $45 million annually beginning in fiscal 2016 as a result of these actions.  The Company does not expect a material change in the sales or production volumes of engines as a result of this announcement.

Fiscal 2014 Sales Commentary:
The Company's fiscal year ended on June 29, 2014.  The Company anticipates reporting fourth quarter fiscal 2014 consolidated net sales of $495 million, a 4% increase over fourth quarter fiscal 2013 consolidated net sales of $477 million.
The Company also anticipates reporting fiscal 2014 full year consolidated net sales of $1.86 billion, consistent with net sales in fiscal 2013, despite approximately $100 million in storm- related engine and generator sales in fiscal 2013 that did not recur in fiscal 2014.
Fiscal 2014 net sales results included in this release are preliminary and are subject to completion of fiscal year end closing and auditing procedures.  The Company is planning to release its fourth quarter and fiscal 2014 financial results after the close of the markets on Wednesday August 13, 2014.  A conference call with investors is scheduled for Thursday August 14, 2014 at 10:00 a.m. EDT.
The call will be accessible by telephone at 866.804.3545 and via the internet at www.basco.com (click on Investor Relations). To participate via webcast, please register on the web site at least 15 minutes prior to the call and download and install any necessary audio software. A replay will be available two hours after the call and can be accessed at 888.266.2081. The access number is 1623907.

Safe Harbor Statement:
This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words "anticipate", "believe", "estimate", "expect", "forecast", "intend", "plan", "project", and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company's Annual Report on Form 10-K and in its periodic reports on Form 10-Q.

About Briggs & Stratton:
Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world's largest producer of gasoline engines for outdoor power equipment.  Its wholly owned subsidiaries include North America's number one marketer of portable generators and pressure washers, and it is a leading designer, manufacturer and marketer of lawn and garden, turf care and other power equipment through its Simplicity®, Snapper®, Snapper Pro® Ferris®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.